The Scotts Miracle-Gro Company NEWS

ScottsMiracle-Gro Announces Jim Hagedorn Will Remain as CEO
Barry Sanders promoted to President;
Mark Baker departs as President and Chief Operating Officer

MARYSVILLE, Ohio (October 29, 2010) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced that Jim Hagedorn has decided to continue to serve as both chairman and chief executive officer. In 2008, Mr. Hagedorn announced his intention to retire as CEO during this fiscal year.

“The success we’ve seen over the past two years has been exciting, but it really just reinforces how much more opportunity remains for our Company and the lawn and garden category,” Hagedorn said. “While I thought I wanted to step aside after I turned 55, I’ve decided I want to stay engaged in the business and, with the approval of our Board of Directors, intend to do so.”

ScottsMiracle-Gro also said that Mark Baker, who was hired as president and chief operating officer two years ago, has departed the Company and the Board of Directors.

“While I will miss the good friends I have made over the past two years, my decision to leave is the right thing for the Company,” Baker said. “Jim is a strong and charismatic leader and I continue to share his vision for ScottsMiracle-Gro. I wish him and all 8,000 associates good luck and I am confident in their continued success.”

Additionally, Barry Sanders has been named president of the Company, effective immediately.

Sanders joined ScottsMiracle-Gro in 2001, overseeing the implementation of a new enterprise resource planning system as well as the consolidation of the North American Consumer business. He later led the sales force in the U.S. and was then promoted to lead the Company’s Global Supply Chain. In 2008, Sanders was selected to lead the U.S. Consumer business and, earlier this year, was named executive vice president of the entire Global Consumer segment.

“I am confident that the leadership team here is as strong as we’ve ever had,” Hagedorn said. “Barry has repeatedly demonstrated his ability to drive profitable growth and has repeatedly set a clear direction for his team, and has been tenacious in driving results.

“I also want to acknowledge the important contributions that Mark Baker made to this Company. As President and COO he helped us implement changes that will benefit us for years to come. And the insights he provided during his seven-year tenure on our Board made our discussions more productive and truly helped to guide the vision and strategy of our Company. I look forward to continuing my 20-year friendship with Mark. He leaves us on good terms and I want to thank him for all he has done,” Hagedorn said.